EXHIBIT 99.1

Covalent Reports 2006 First Quarter Financial Results and Summary Balance Sheet Data

Company to Hold Conference Call at 9:00 AM on Tuesday, May 16, 2006

Business and Financial Highlights

•	Expects to report operating profits in Q2 2006, exclusive of any one time adjustments

•	Signs $8.4 million in new contracts in Q1 2006

•	Backlog at March 31, 2006 rises 23% to $28 million from December 31, 2005; and increases 100% from $14 million at March 31, 2005.

•	$6.6 million in cash and cash equivalents at March 31, 2006

WAYNE, PA, May 15, 2006 — Covalent Group, Inc. (Nasdaq: CVGR) (“Covalent”), a leader in the design and management of complex clinical trials and patient disease registries for the pharmaceutical, biotechnology and medical device industries, today announced its financial results for the first quarter ended March 31, 2006 (see attached tables).

Kenneth M. Borow, M.D., President and Chief Executive Officer, commented, “I believe that moving forward we have turned the corner. The results from the first quarter of 2006 are not indicative of Covalent’s progress, both in terms of expanding the business and achieving profitability. On a year-to-date basis, we have announced nearly $11 million of new business contracts with nine different clients, five of whom are new to Covalent. We have already obtained repeat business from a majority of these clients. While our first quarter of 2006 was very successful in generating new business opportunities, it did not benefit from revenue recognition from these projects. Importantly, we have begun, or expect to begin, recognizing revenues from all of these contracts during the second quarter of 2006. In addition, during the first quarter, we signed the first Patient Disease Registry contract as a result of our strategic partnership with Sudler and Hennessey, a Young and Rubicam company. We feel that this partnership will contribute directly to our success in winning future business in this increasingly important area. As a result of the foundation we have built, the Company expects to return to operating profitability in the second quarter of 2006.”

Proposed Acquisition of Remedium

In March 2006, Covalent announced the signing of a Combination Agreement with Remedium OY, a privately owned, full service CRO based in Espoo, Finland with offices in eight countries throughout Scandinavia, Central Europe and Eastern Europe. The closing of this proposed acquisition is subject to certain terms and conditions including Remedium providing Covalent with financial statement information in accordance generally accepted accounted principles in the United States (US GAAP). Remedium has engaged a Big Four international public accounting firm to audit its financial results for the years ended December 31, 2003, 2004 and 2005 in accordance with US GAAP. Covalent expects these audits will be completed before the end of May and the projected closing of the transaction will occur during the third quarter of 2006 subject to the satisfaction of the terms and conditions in the Combination Agreement.

2006 First Quarter Financial Results

Net revenue for the first quarter of 2006, excluding reimbursement revenue, was $2.0 million, as compared to $3.2 million for the comparable prior year period. This decline reflected several factors including the level of ongoing clinical trial activities at the start of 2006 and delays in study start-up from several new business contracts awarded late in the fourth quarter of 2005. The Company expects the contribution to revenue for these clinical studies to increase beginning in the second quarter of 2006 based on the commencement of startup activities for these projects. In addition, the Company realized minimal revenue benefit from the contracts signed during the first quarter of 2006.

Net operating expenses for the quarter ended March 31, 2006, excluding the reimbursement for out-of-pocket expenses, decreased to $2.8 million from $3.3 million for the comparable prior year period. This decrease resulted principally from a combination of factors including improved work flow processes and headcount reductions due to the lower level of clinical trial activities conducted by the Company during the first quarter of 2006 compared to 2005.

Selling, general, and administrative expenses were $1.0 million for the three months ended March 31, 2006 as compared to $1.1 million for the three months ended March 31, 2005. The 9% decrease in selling, general and administrative expenses was primarily due to a reduction of professional service fees incurred compared to the same prior year period. As a percentage of revenues, SG&A expenses increased due to the $1.2 million decrease in revenues for the quarter ended March 31, 2006 compared with the prior year period.

In the first quarter ending March 31, 2006, the Company adopted SFAS No. 123R, Share Based Payments, which resulted in incremental stock-based compensation expense of $109,000, or $0.01 per share on a basic and fully diluted basis. SFAS 123R requires the cost of all share based payments, including grants of employee stock options, to be recognized in the financial statements based on their fair value at grant date over the requisite service period.

Net loss for the first quarter of 2006 was $778,000, or $0.06 per share, compared to a net loss of $98,000, or $0.01 per share, for the comparable prior year period.

Backlog

In the first quarter of 2006, Covalent secured $8.4 million in new business contracts, compared to $2.7 million for the same prior year period. Our backlog increased approximately 23% to $28 million at March 31, 2006 compared to $22.7 million at December 31, 2005 and increased 100% from approximately $14 million at March 31, 2005.

Management Outlook

Based on the strong growth in backlog for the quarter ended March 31, 2006 and the favorable trends regarding the startup of Covalent’s recently announced new business awards, the Company expects second quarter net revenues to be in the range of $3.0 to $3.4 million, a sequential increase of 50% to 70% in revenue growth from the first quarter of 2006. Covalent also expects to return to profitability exclusive of any one time or nonrecurring adjustments, including those related to the proposed acquisition of Remedium.

Strong Financial Position

Covalent’s balance sheet at March 31, 2005 reflected cash and cash equivalents of $6.6 million compared with $7.1 million as of December 31, 2005. This decrease resulted principally from $500,000 in deferred acquisition costs related to the proposed business combination with Remedium.

Investor Conference Call

Covalent will hold a conference call on Tuesday, May 16, 2006 at 9:00 AM ET to discuss these results. To participate in the live call by telephone, please dial (866) 550-5902, or for international callers, please dial (706) 643-2029. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Web site at www.covalentgroup.com, or by going directly to http://audioevent.mshow.com/298333. Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software. A webcast audio replay will be available for 30 days. A telephone audio replay will also be available through May 23, 2006, by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering conference ID number 8832029 when prompted.

About Covalent Group, Inc.

Covalent Group, Inc. is a clinical research organization that is a leader in the design and management of complex clinical trials and Patient Disease Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical development programs. Covalent offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, endocrinology/metabolism, diabetes, vaccines, infectious diseases, gene therapy, immunology, neurology, oncology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Covalent believes that its leadership in the design of complex clinical trials, its therapeutic expertise and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. With its wholly-owned international subsidiary, Covalent Group, Ltd., Covalent is able to meet the North American and Western European drug development needs of its clients. For more information, please visit www.covalentgroup.com.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties;(xi) our backlog may not be indicative of future revenues and may not generate the revenues expected;(xii) our ability to successfully integrate the businesses of Covalent and Remedium and (xiii) the performance of the combined business to operate successfully and generate growth. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Covalent Group’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent Group’s investor relations department or The Equity Group Inc.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Covalent Group, Inc.		The Equity Group Inc.
Lawrence R. Hoffman, CPA, Esq.		Adam Prior: (212) 836-9606
Chief Financial Officer		Devin Sullivan: (212) 836-9608
(610) 975-9533		www.theequitygroup.com
www.covalentgroup.com

Covalent Group, Inc.

Consolidated Condensed Statements of Operations

(Unaudited)

	Three months ended March 31,
	2006	2005
Net revenue	$1,988,038	$3,213,529
Reimbursement revenue	194,488	674,272

Total Revenue	2,182,526	3,887,801

Operating Expenses
Direct	1,688,059	2,042,768
Reimbursement out-of-pocket expenses	194,488	674,272
Selling, general and administrative	1,049,008	1,146,339
Depreciation and amortization	97,300	137,525

Total Operating Expenses	3,028,855	4,000,904

Loss from Operations	(846,329)	(113,103)

Interest Income	70,035	17,108
Interest Expense	(1,603)	(2,477)

Net Interest Income	68,432	14,631

Loss before Income Taxes	(777,897)	(98,472)

Income Tax Benefit	—	—

Net Loss	$(777,897)	$(98,472)

Net Loss per Common Share

Basic	$(0.06)	$(0.01)
Diluted	$(0.06)	$(0.01)

Weighted Average Common and Common Equivalent Shares Outstanding
Basic	13,348,401	13,344,202
Diluted	13,348,401	13,344,202

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Covalent Group, Inc.

Consolidated Condensed Balance Sheets

(Unaudited)

	March 31, 2006	December 31, 2005
Assets
Current Assets
Cash and cash equivalents	$6,558,835	$7,104,081
Investigator advances	1,395	1,009
Accounts receivable, less allowance of $35,093	1,534,794	1,109,781
at March 31, 2006 and December 31, 2005, respectively Prepaid expenses and other	484,413	312,408
Prepaid taxes	13,148	13,040
Costs and estimated earnings in excess of related billings on uncompleted contracts	643,555	383,598

Total Current Assets	9,236,140	8,923,917

Property and Equipment, Net	799,962	897,189

Deferred Acquisition Costs	500,086	—

Other Assets	21,665	21,665

Total Assets	$10,557,853	$9,842,771

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$561,659	$405,384
Accrued expenses	411,950	231,249
Obligations under capital leases	27,009	26,314
Billings in excess of related costs and estimated earnings on uncompleted contracts	2,130,758	1,344,794
Customer advances	1,323,096	1,020,102

Total Current Liabilities	4,454,472	3,027,843

Long Term Liabilities
Obligations under capital leases	29,977	36,995
Other liabilities	436,283	465,369

Total Long Term Liabilities	466,260	502,364

Total Liabilities	4,920,732	3,530,207

Stockholders’ Equity
Common stock, $.001 par value 25,000,000 shares authorized, 13,501,333 shares issued and outstanding respectively	13,501	13,501
Additional paid-in capital	12,137,142	12,028,416
Accumulated deficit	(6,196,013)	(5,418,116)
Accumulated other comprehensive income	141,465	147,737

	6,096,095	6,771,538
Less: Treasury stock, at cost, 152,932 shares	(458,974)	(458,974)

Total Stockholders’ Equity	5,637,121	6,312,564

Total Liabilities and Stockholders’ Equity	$10,557,853	$9,842,771

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